Exhibit 3.34(a)

CERTIFICATE OF INCORPORATION

OF

PANAMSAT MEXICO, INC.

FIRST: The name of the corporation (hereinafter called the “Corporation”) is PanAmSat Mexico, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle, 19805. The name of it registered agent at such address is Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is 1,000 and the par value of each of such shares is $0.01 per share. All such shares are of one class and are shares of Common Stock.

FIFTH: The name and mailing address of the sole incorporator are as follows:

Name	Mailing Address

Thomas A. Scott	c/o Chadbourne & Parke LLP 30 Rockefeller Plaza New York, New York 10112

SIXTH: The Corporation is to have perpetual existence.

SEVENTH: The Board of Directors is authorized to adopt, amend or repeal the By-Laws of the Corporation except that any by-law adopted by the stockholders may be amended or repealed only by the stockholders if such by-law specifically so provides.

EIGHTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages resulting from a breach of his or her fiduciary duty as a director except as may otherwise be required by the Delaware General Corporation Law as the same may be amended from time to time. Neither the amendment modification or repeal of this Article EIGHTH nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article EIGHTH shall adversely affect any right or protection of any director that exists at the time of such change.

NINTH: The Corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights of stockholders herein are subject to this reservation.

THE UNDERSIGNED, being the sole incorporator above named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, has signed this instrument this 4th day of September, 1997.

/s/ Thomas A. Scott
Thomas A. Scott
Sole Incorporator